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                                                                   EXHIBIT 10.10

Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. Directors who are not employees of the Company ("Independent Directors") receive a $25,000 annual board retainer ($35,000 for the chair of our Audit Committee and $30,000 for the chair of our Compensation Committee) and Board and Committee meeting fees of $1,000 ($2,500 for committee chairs). Since becoming our lead director in May 2002, Mr. Boyle receives a $15,000 supplemental board retainer and meeting fees of $2,500 for Board meetings. The meeting fees for telephonic meetings are 50% of the fees paid for in-person meetings. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.

The Company has adopted the eFunds Corporation Non-Employee Directors Deferred Compensation Program (the "Director Plan"). The purpose of the Director Plan is to provide an opportunity for Independent Directors to increase their ownership of common stock and thereby further align their interest in the long-term success of the Company with that of the Company's other stockholders. Under the Director Plan, each Independent Director may elect to receive his or her board and committee fees in restricted stock rights in lieu of cash (with each restricted stock right being deemed to have a value equal to the fair market value of one share of Common Stock on the date of issuance of the restricted stock right). The restricted stock rights are credited to the Directors participating in the Director Plan quarterly and will vest and be converted into shares of Common Stock (on a one-to-one basis) when the Director ceases to serve as a member of the Board. Each restricted stock right receives dividend equivalent payments equal to any cash dividend payments on one share of common stock. The restricted stock rights and any shares of common stock into which they are converted will be issued under our Stock Incentive Plan.

During 2000, 2001 and 2002, each Independent Director received an annual option grant having an imputed value of $50,000. The options issued to the Independent Directors prior to 2003 vest in equal annual installments over a two-year period following the date of grant and expire on the tenth anniversary of such date. The options also terminate three months following the date upon which a participant ceases to be a Director of the Company. For 2003, the Company revised the imputed value of the annual option grant to $60,000 and instituted a three-year vesting schedule.